Exhibit 99.1

HEARTLAND CONTACT:	FOR IMMEDIATE RELEASE
Laura J. Hughes	May 21, 2018
Executive Vice President
Chief Marketing Officer
(563) 589-2148
lhughes@htlf.com

FIRSTBANK CONTACT:
Barry Orr
Chairman and CEO
First Bank Lubbock Bancshares, Inc.
806.788.0800
borr@firstbanklubbock.com

HEARTLAND FINANCIAL USA, INC. COMPLETES PURCHASE OF
FIRST BANK LUBBOCK BANCSHARES, INC. IN TEXAS
Merger Results in Heartland’s 11th Community Bank Charter; Significantly Expands
Heartland’s Presence in Texas

Dubuque, Iowa, May 21, 2018 - Heartland Financial USA, Inc. (NASDAQ: HTLF) (“Heartland”) announced today the completion of its purchase of Lubbock, Texas-based First Bank Lubbock Bancshares, Inc. (“FBLB”) and its wholly owned subsidiary, FirstBank & Trust Company (“FirstBank”), at the close of business on May 18, 2018.

Based on Heartland’s closing stock price of $55.05 per share as of May 18, 2018, the aggregate transaction value at closing was approximately $203.2 million in shares of Heartland common stock and cash (including the cash consideration to be paid to holders of FBLB’s stock appreciation rights but excluding Heartland's repayment and assumption of FBLB's indebtedness). FBLB common shareholders received 3.0934 shares of Heartland common stock and $5.015 in cash for each share of FBLB common stock, subject to certain “tax hold-back” provisions of the merger agreement between Heartland and FBLB relating to the stock portion of the merger consideration. In addition, holders of FBLB’s stock appreciation rights will receive cash payments from Heartland in the aggregate amount of approximately $13.3 million.

Heartland expects the transaction to be immediately accretive to earnings per share. Systems integration is planned for the third quarter of 2018.

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As of March 31, 2018, FirstBank had assets of approximately $972 million, gross loans outstanding of $705 million and deposits of $869 million. FirstBank serves Lubbock and its surrounding communities from eight full-service banking centers throughout West Texas. Additionally, FirstBank offers mortgage lending services from eight offices throughout Texas through its wholly-owned subsidiary, PrimeWest Mortgage Corporation (“PrimeWest”).

At the time of Heartland’s acquisition of FBLB, FirstBank became a wholly-owned subsidiary of Heartland. FirstBank will continue to operate under its present brand and management team as Heartland’s 11th state-chartered bank. Barry Orr will continue to serve as the Chairman and CEO of FirstBank, and Greg Garland will continue to serve as its President. With this purchase, Heartland will now have assets of approximately $11.2 billion and operate 125 full-service banking locations across 12 states.

“We are excited to welcome Barry Orr and the entire FirstBank and PrimeWest teams to Heartland to operate our flagship bank in Texas. We are highly impressed with the people and performance of FirstBank and the solid community banking franchise FirstBank has built,” said Lynn B. Fuller, Chairman and CEO of Heartland. “FirstBank shares our dedication to customer service and the well-being of its communities. With new and expanded products and services, FirstBank will continue to admirably serve the Lubbock and the West Texas markets as Heartland’s newest billion-dollar charter.”

Advisors:
In connection with the transaction, Panoramic Capital Advisors, Inc. served as financial advisor to Heartland and Dorsey & Whitney LLP served as Heartland’s legal counsel. Stephens Inc. served as financial advisor to FBLB and Fenimore, Kay, Harrison, & Ford, LLP served as FBLB’s legal counsel.

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About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets of approximately $11.2 billion. The Company provides banking, mortgage, private client, investment, treasury management, card services, insurance, and consumer finance services to individuals and businesses. Heartland currently has 125 banking locations serving 93 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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